Exhibit 99.1
IVAX Announces Conversion Period for 1.875% Convertible Notes
MIAMI, FL – October 3, 2005 – IVAX Corporation (AMEX: IVX) today announced that its 1.875% Convertible Senior Notes due 2024 have become convertible at the option of the holders and will remain convertible during the fiscal quarter ending December 31, 2005. Any determination regarding the convertibility of the 1.875% Notes during future periods will be made in accordance with the terms of the Indenture governing the 1.875% Notes.
The 1.875% notes became convertible because the last reported sale price of the IVAX’ common stock for at least 20 consecutive trading days during the 30 consecutive trading day period ending September 30, 2005 was greater than 120% of the conversion price in effect on September 30, 2005.
The 1.875% notes are currently convertible at a rate of 48.1301 shares of IVAX’ common stock per $1,000 principal amount of notes, which is equal to a conversion price of approximately $20.78 per share. There is currently $333 million in aggregate principal amount of notes outstanding. The conversion rate is subject to adjustment in the manner provided for in the indenture governing the 1.875% notes.
In general, upon conversion, the holder of each 1.875% note will receive the conversion value of the note payable in cash up to the principal amount of the note and the amount of the notes’ conversion value in excess of such principal amount will be payable in shares of IVAX’ common stock.
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release the words “expects,” “may,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of IVAX and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond IVAX’ control. These include, but are not limited to, risks and uncertainties associated with: the amount of 1.875% notes surrendered for conversion; our ability to pay principal on the notes upon conversion; whether the conditions for conversion are met in any future fiscal quarter; and other risk factors detailed in reports filed by IVAX with the Securities and Exchange Commission. IVAX cautions that the foregoing factors are not exhaustive.
CONTACT:
David Malina
Director/Investor Relations & Corporate Communications
305.575.6043